January 15, 2019

Joel S. Marcus
Address on file with the Corporation

Dear Joel:

This letter confirms our recent discussions regarding your service as Executive Chairman and our modification to your Amended and Restated Executive Employment Agreement, effective as of January 1, 2015 (your “Employment Agreement”), as amended by the letters from the Corporation to you dated July 3, 2017 and March 20, 2018, respectively, regarding your Employment Agreement (together, the “Letter Amendments”), using the same defined terms used in the Employment Agreement and the Letter Amendments.

Term

The Executive Chairman Period and Term shall continue through December 31, 2020 and, beginning at that date, the Executive Chairman Period and Term will be extended each December 31 for an additional one-year period unless you or the Corporation delivers 90 days’ prior written notice of nonrenewal to the other.

Certain Equity Related Provisions

For any equity or equity-based awards (including, without limitation, the LTI Grant made in 2019 for fiscal year 2018 and any other restricted stock awards and stock options) granted after the date of this letter, the age required for the treatment upon certain terminations of service for any reason other than Cause as provided in the last paragraph of Section 3.4(h)(iii) of your Employment Agreement will be age 77, instead of age 72.

For the avoidance of doubt, this letter does not affect your equity or equity-based awards outstanding as of the date of this letter, and age 72 will continue to apply for the treatment of such awards upon certain terminations of service for any reason other than Cause as provided in the last paragraph of Section 3.4(h)(iii) of your Employment Agreement.

Miscellaneous

This letter amends both your Employment Agreement and the Letter Amendments, which continue in all other respects in accordance with their terms. Together with your Employment Agreement, the agreements and plans referred to therein, and the Letter Amendments, this letter represents the entire understanding between the Corporation and you with respect to the subject matter hereof, and this letter supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof. Section 6 of your Employment Agreement (including governing law and mandatory arbitration) is incorporated by reference into this letter.

* * *

If you agree with the foregoing, please sign and return the enclosed copy of this letter, which will become a binding agreement on receipt. We are looking forward to your continued leadership.

Sincerely,

Alexandria Real Estate Equities, Inc.

By:     /s/ Dean A. Shigenaga
Name:    Dean A. Shigenaga
Title:    Co-President & Chief Financial Officer

Accepted and Agreed as of the date hereof:

/s/ Joel S. Marcus
Joel S. Marcus